Exhibit 3.1

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Carbon Sciences, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

3. Effective date of filing: (optional) March 2, 2016

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

Certificate of Designation, page I Carbon Sciences, Inc.

CERTIFICATE OF DESIGNATION OF
CARBON SCIENCES, INC. ESTABLISHING THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES B PREFERRED STOCK

On behalf of Carbon Sciences, Inc., a Nevada corporation (the "Company" or "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation") and the provisions of Section 78.1955 of the Nevada General Corporation Law, there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, of the Company authorized by the Articles of Incorporation, Series B Preferred Stock, consisting of thirty thousand (30,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

SECTION  1.    DESIGNATION OF SERIES.  The shares of such series shall be designated as the "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares initially constituting such series shall be up to Thirty Thousand (30,000) shares. The total face value of this entire series is Three Million Dollars ($3,000,000.00). Each share of Series B Preferred Stock shall have a stated face value of One Hundred Dollars ($1 00.00) ("Share Value"), and is convertible into shares of fully paid and non-assessable shares of common stock ("Common Stock") of the Corporation in accordance with Section 4 below.

SECTION 2.     DIVIDENDS.  The holders of outstanding shares of the Series B Preferred Stock (the "Holders") shall be· entitled to receive dividends pari passu with the holders of Common Stock, except upon a liquidation, dissolution and winding up of the Corporation, as provided below in Section 3 of this Certificate. Such dividends shall be paid equally to all outstanding shares of Series B Preferred Stock and Common Stock, on an as-if- converted basis with respect to the Series B Preferred Stock. The Holders may elect to use the most favorable conversion price, as described in Section 4(a), for the purpose of determining the as-if-converted number of shares.

SECTION 3.     LIQUIDATION  PREFERENCE.    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holder of each outstanding share of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to One Hundred Dollars ($100.00) for each such share of the Series B Preferred Stock (as adjusted for any combinations. consolidations, stock distributions, stock splits or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Corporation shall be distributed to the holders of Common Stock.

(a)        If the assets to be distributed pursuant to this Section 3 to the Holders of the Series B Preferred Stock shall be insufficient to permit the receipt by such Holders of the full preferential amounts aforesaid, then all of such assets shall be distributed among such holders of Series B Preferred Stock ratably in accordance with the number of such shares then held by each such Holder.

(b)        The sale of all or substantially all of the Corporation's assets, any consolidation or merger of the Corporation with or into any other corporation or other entity or person. or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation, shall be deemed to be a liquidation. dissolution or winding up within the meaning of this Section 3.

SECTION 4.                                      CONVERSION.   The Series B Preferred Stock shall be subject to conversion into
Common Stock upon the following terms and conditions:

(a)         Conversion Price. The Holder has the right, at any time, at its election, to convert all or part of the Share Value into shares of Common Stock. The conversion price shall be the lesser of(!) Fifty Percent (50%) of the lowest trade price of Common Stock recorded on any trade day after December 12,2012 or (2) the lowest effective price per share granted to any person or entity, including the Holder but excluding officers and directors of the Corporation, to acquire Common Stock, or adjust, whether by operation of purchase price adjustment, settlement agreements, exchange agreements, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Common Stock or outstanding Common Stock equivalents (the "Conversion Price").

(b)          Timing and Mechanics of Conversion. The conversion formula shall  be as follows: Number of shares receivable upon conversion equals the Share Value divided by the Conversion Price. A conversion notice (the "Conversion Notice") may be delivered to Corporation by any method of Holder's choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from  the Holder. If no objection is delivered from  the Corporation to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice, the Corporation shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Corporation shall deliver the shares of Common Stock from any conversion to the Holder (in any name directed by the Holder) within three (3) business days of Conversion Notice delivery. If the Corporation is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, then upon request of the Holder and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, "'' amended (the "Securities Act"), or are effectively registered under the Securities Act, the Corporation shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System ("DRS"). If the Corporation is not participating in the DTC FAST program, then the Corporation agrees in good faith to apply and cause the approval for participation in the DTC FAST program.

(c)         Adjustments. The Conversion Price shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Corporation relating to the Corporation's securities or the securities of any subsidiary of the Corporation, combinations, recapitalization, reclassifications, extraordinary distributions and similar events. No fractional shares of the Common Stock shall be issuable upon the conversion of shares of the Series B Preferred Stock and the Corporation shall pay the cash equivalent of any fractional share upon such conversiOn.

(d)        Conversion Delays. If Corporation fails to deliver shares in accordance with the time frame stated in this Section 3, then for each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $1,500 per day shall be assessed for each day after  the third business day (inclusive of  the day of the conversion) until share delivery is made; and such penalty may be converted into Common Stock at the Conversion Price or payable in cash. at the sole option of the Holder (under the Holder's and the Corporation's expectations that any penalry amounts shall tack back to the original date of the issuance of Series B Preferred Stock, consistent with applicable securities laws).

(e)         Limitation of Conversions.   In no event shall the Holder be entitled to convert any Series B Preferred Stock, such that upon conversion of which the sum of (I) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series B Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (I) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 6lst day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

SECTION 5.     VOTING. Except as required by law or as specifically provided herein, the Holders of Series B Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting); provided, however, that each Holder of outstanding shares of Series B Preferred Stock shall be entitled, on the same basis as holders of Common  Stock, to receive notice of such action or meeting.

SECTION 6.     PROTECTIVE PROVISIONS.  So long as any shares of the Series B Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting together as one class:

(a) alter or change the rights, preferences or privileges of the shares of the Series B Preferred Stock so as to affect materially and adversely such shares; or

(b) create any new class of shares having preference over the Series B Preferred Stock.

The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through  any reorganization,  transfer  of assets, consolidation,  merger,  scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

SECTION 7.     NOTICES. Any notice required hereby to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

SECTION 8.     STATUS OF CONVERTED STOCK. In the event any shares of the Series B Preferred Stock shall be converted pursuant to Section 4 above, the shares so converted shall be cancelled and shall revert to the Corporation's authorized but unissued Preferred Stock.

SECTION 9.     TRANSFERABILITY. This Series B Preferred Stock shall be transferable and may be assigned by the Holder to anyone of its choosing without the Corporation's approval subject to applicable securities laws. Holder covenants not to engage in any unregistered public distribution of the Series B Preferred Stock when making any assignments.

SECTION 10.   HOLDER'S RIGHT TO ELECT A  FIXED CONVERSION PRICE.    The Corporation agrees that the Holder shall have the right, at its sole discretion, to elect a fixed conversion price for this Series B Preferred Stock (the "Fixed Conversion Price'') instead of the price determination described in Section 4(a) of this Certificate.  The Fixed Conversion Price shall  not be lower than the Conversion Price as determined by Section 4(a) of this Certificate.

SECTION I1.    PUBLIC DISCLOSURE. The Company and the Holder agree not to issue any public statement with respect to the Holder's investment or proposed investment in the Company's Series B Preferred Stock, or the terms of any agreement or covenant without the other party's prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation. The Company agrees to reference Holder only as ••an accredited investor" and attach only a tbnn copy of any agreement, including exhibits, in any of the Company's filings with the Securities and Exchange Commission or any other public filings, except such full disclosures as may be required under applicable law or under any applicable order, rule or regulation.

SECTION 12.                                                  MISCELLANEOUS.

(a)         The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certiticate of Designation.

(b)         Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shaH be necessary to render the provision m question effective and valid under applicable law.

(c)         Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Cenificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this 2"d day of March, 2016.

CARBON SCIENCES, INC.

Name: William E Beifuss, Jr. Title: Chief Executive Officer